Exhibit 10.11

SECOND AMENDMENT TO
ADVISORY AGREEMENT

This SECOND AMENDMENT to ADVISORY AGREEMENT is entered into as of May 15, 2013, by and among, American Realty Capital Healthcare Trust II, Inc. (the “Company”), American Realty Capital Healthcare Trust II Operating Partnership, L.P. (the “OP”) and American Realty Capital Healthcare II Advisors, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company, the OP and the Advisor entered into that certain Advisory Agreement (the “Advisory Agreement”), dated as of February 14, 2013, as amended on March 11, 2013 and from time to time; and

WHEREAS, pursuant to Section 24 of the Advisory Agreement, the Company, the OP and the Advisor desire to make a certain amendment to the Advisory Agreement.
NOW, THEREFORE, in consideration of the premises made hereunder, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 1 of the Advisory Agreement. Section 1 of the Advisory Agreement is hereby amended by inserting the following definitions in their appropriate alphabetical order:

“Insourced Acquisition Expenses” means Acquisition Expenses incurred in connection with services performed by the Advisor or any of its Affiliates.

“Market Check” means an analysis comparing (a) the amount of Insourced Acquisition Expenses paid in the previous calendar year to the Advisor or any of its Affiliates with (b) the projected amount of Acquisition Expenses for the following calendar year assuming that a Person other than the Advisor or its Affiliates performs substantially similar services for a substantially similar amount of Investments.

2.	Amendment to Section 10(b) of the Advisory Agreement. Section 10(b) of the Advisory
Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(b) Limitation on Total Acquisition Fees, Financing Coordination Fees and Acquisition Expenses.

(i) The total of all “Acquisition Fees” (as defined in the Articles of Incorporation), Financing Coordination Fees and Acquisition Expenses payable in connection with the Company’s total portfolio of Investments and reinvestments, if any, shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Company’s total portfolio of Investments or four and one-half percent (4.5%) of the amount advanced for the Company’s total portfolio of Investments; provided, however, that once all the proceeds from the initial Offering have been fully invested, the total of all Acquisition Fees and Financing Coordination Fees shall not exceed one and one-half percent (1.5%) of the Contract Purchase Price of all the Investments acquired.

(ii) In accordance with the Articles of Incorporation, the total of all Acquisition Fees, Financing Coordination Fees and Acquisition Expenses payable in connection with any Investment or any reinvestment shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Investment or four and one-half percent (4.5%) of the amount advanced for any Investment; provided, further, however, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees and expenses in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

3.	Addition of Section 10(j) to the Advisory Agreement. Section 10 of the Advisory
Agreement is hereby amended by adding the following subsection (j) therein:

(j) Limitation on Insourced Acquisition Expenses.

(i) The total of all Insourced Acquisition Expenses with respect to any Investment shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investment or 0.50% of the amount advanced for an Investment, which the Company shall pay to the Advisor or its Affiliate at the closing of each Investment.

(ii) The total of all Insourced Acquisition Expenses for any calendar year shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investments acquired during such period or 0.50% of the amounts advanced for the Investments made during such period (to be prorated for any partial calendar year); provided, however, within a reasonable period of time following the end of each such calendar year, the Company shall perform a Market Check and provide the results thereof to the Advisor within a reasonable period of time and, if the result of the Market Check is that the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year is lower than the amount of Insourced Acquisition Expenses paid to the Advisor or its Affiliates during the previous calendar year, either (A) the Advisor shall agree to reduce the cap on the Insourced Acquisition Expenses until the next Market Check such that the cap on Insourced Acquisition Expenses does not exceed the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year or (B) the Company may outsource to a Person other than the Advisor or its Affiliate certain services previously provided by the Advisor or its Affiliates until the next Market Check.
(iii) This Section 10(j) of this Agreement shall be effective as of May 15, 2013 with respect to each Investment going forward.

4.	Amendment to Section 11(a)(ii) of the Advisory Agreement. Section 11(a)(ii) of the Advisory
Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(ii) Acquisition Expenses, subject to the limitations set forth in Section 10(b), and Insourced Acquisition Expenses, subject to the limitations set forth in Section 10(i);

5.    Amendment to Section 11(b) of the Advisory Agreement. Section 11(b) of the Advisory
Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(b)     Commencing upon the earlier to occur of (i) the fifth fiscal quarter after the Company makes its first Investment and (ii) six (6) months after the commencement of the initial Offering, expenses incurred by the Advisor on behalf of the Company and the Operating Partnership or in connection with the services provided by the Advisor hereunder and payable pursuant to this Section 11 shall be reimbursed (excluding Insourced Acquisition Expenses, which shall be paid as described in Section 10(i)(i) of this Agreement), no less than monthly, to the Advisor.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this agreement as of the date first set forth above.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

By:
Name:    Edward M. Weil, Jr.
Title:    President

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Healthcare Trust II, Inc., its general partner

By:
Name:    Edward M. Weil, Jr.
Title:    President

AMERICAN REALTY CAPITAL HEALTHCARE II ADVISORS, LLC

By:	American Realty Capital Healthcare II Special Limited Partnership, LLC, its sole member

By:	American Realty Capital VII, LLC, its sole member

By: AR Capital, LLC, its sole member

By:
Name:    Nicholas S. Schorsch
Title:    Manager